Exhibit 99.1

Cholestech Announces Financial Results for Fiscal 2004

HAYWARD, Calif. — April 21, 2004 — Cholestech Corporation (Nasdaq: CTEC) today announced:

•	Record revenue of $52.4 million in fiscal 2004, up 8% over the prior year. As discussed below, the Company recorded fiscal fourth quarter revenue of $11.9 million compared to revenue of $13.5 million in the prior year quarter.

•	Operating income before special items of $5.2 million in fiscal 2004 compared to prior year operating income before special items of $6.7 million.

•	Reported an operating loss of $2.8 million in fiscal 2004 compared to operating income of $6.3 million in fiscal 2003. Fiscal 2004 results include $7.8 million of settlement and related legal expenses incurred in connection with the settlement of the Roche litigation.

•	Reported net income from continuing operations per share of $0.61 (including a $0.72 per share income tax benefit) in fiscal 2004 compared to net income from continuing operations per share of $0.76 (including a $0.30 per share income tax benefit) in fiscal 2003.

•	The Company received 510(k) clearance from the FDA in September 2003 for its Aspartate Aminotransferase (“AST”) test and has applied for a waiver for this product under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). Upon receiving a waiver for this product under CLIA, the Company plans to market AST in conjunction with its Alanine Aminotransferase (“ALT”) test, which will allow healthcare providers to monitor both the impact of and potential side effects on the liver from lipid-lowering and diabetic therapies.

•	The Company anticipates receiving 510(k) clearance from the Food and Drug Administration (“FDA”) by mid-calendar 2004 for a high sensitivity C-Reactive Protein (“CRP”) test, an immunoassay-based test which measures coronary artery inflammation as a predictor of risk of heart disease in individuals who may or may not have normal cholesterol levels.

•	The Company today announced a market development and product distribution agreement involving a novel and proprietary system for assessing vascular endothelial dysfunction which will broaden its portfolio of products that enable physicians to assess and monitor heart disease and diabetes.

Cholestech achieved revenue of $52.4 million for the fiscal year ended March 26, 2004, an increase of 8% over fiscal 2003 revenue of $48.5 million. Fourth quarter revenue of $11.9 million was lower than revenue of $13.5 million for the previous year quarter. Warren E. Pinckert II, President and Chief Executive Officer said, “As part of our practice of providing periodic promotional incentives to our distribution partners, we have historically offered small discounts from standard distributor pricing to such partners in connection with large unit volume purchases. Throughout the course of this fiscal year, we experienced increasing demand by our distribution partners to purchase at such discounts toward the end of each quarter. We became concerned about the future impact on end-user pricing and the inefficiencies in our operations that result from month to month swings in shipping volume. As a result, beginning in the fourth quarter, we decided to reduce the amount of product we sold to our distribution partners at a discount to their standard price. In addition, we have notified our distribution partners that in the future we will no longer offer any discounts of this type.”

Pinckert continued, “This strategic decision is part of a larger effort to improve the consistency and predictability of sales and the efficiency of our operations. Going forward, we believe we are in a position to capture sales from new products, strategic alliances, such as the market development and product distribution agreement announced today, and recent favorable legislative trends. As a result, we believe that focusing on distributor and installed base management will improve both the consistency and predictability of our sales effort and the operating margins we enjoy as a company.”

In fiscal 2004, the Company reported an operating loss of $2.8 million compared to operating income of $6.3 million in fiscal 2003. The comparative decrease in operating income was due primarily to the impact of special items. In fiscal 2004, operating income before special items of $5.2 million compared to operating income before special items in fiscal 2003 of $6.7 million. Special items in fiscal 2004 included $7.8 million in settlement and related legal expenses incurred in connection with the settlement of the Roche litigation and a write-off of $250,000 of intangibles related to a purchase option held on a patent which the Company elected not to exercise. Special items in fiscal 2003 included $307,000 of legal expenses incurred in connection with the Roche litigation. In the fourth quarter of fiscal 2004, operating income of $360,000 compared to operating income of $2.0 million in the prior year period.

In fiscal 2004, the Company reported net income from continuing operations of $0.61 per share compared to net income from continuing operations of $0.76 per share in the prior year period. Net income from continuing operations in fiscal 2004 included a net deferred income tax benefit of $10.2 million. Net income from continuing operations in fiscal 2003 included a net deferred tax benefit of $4.2 million. The income tax benefit of $10.2 million and $4.2 million, taken in fiscal 2004 and 2003, respectively, resulted from the release of the valuation allowance previously established for the Company’s net operating losses. Based on the Company’s recent operating performance, excluding the impact of the Roche settlement, the Company currently believes that it will now be able to fully utilize the value of its net operating loss carryforwards through reductions of taxes to be paid in future periods. In the fourth quarter of fiscal 2004, net income from continuing operations of $0.73 per share compared to net income from continuing operations of $0.45 per share in the prior year period. Net income from continuing operations per share in the fourth quarter of fiscal 2004 included a net deferred tax benefit of $10.2 million or $0.72 per share. Net income from continuing operations per share in the fourth quarter of fiscal 2003 included a net deferred income tax benefit of $4.2 million or $0.30 per share.

Pinckert added, “In fiscal 2005, we anticipate leveraging our installed base and current LDX platform with the introduction of three new products. In addition, we plan to leverage our distribution capabilities by adding new technology platforms such as our market development and product distribution agreement involving a novel and proprietary system for assessing vascular endothelial dysfunction. Finally, we expect the enactment of Medicare coverage of cholesterol and diabetes screening in calendar year 2005, a continued emphasis by major pharmaceutical companies on obtaining over-the-counter status for certain statin drugs and the ongoing efforts to promote awareness of both the risk factors and the importance of screening and monitoring relating to heart disease and diabetes to position Cholestech with attractive long-term growth opportunities.”

Investor Conference Call

The Company will conduct a conference call on fiscal 2004 results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 540-0559 or, from international locations, (785) 832-1508. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on May 5 by dialing (800) 283-5758, or from international locations, (402) 220-0863. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: marketing plans for our AST/ALT test; the anticipated receipt of 510(k) clearance for our CRP test; the expected benefits of our newly announced market development agreement, new products, strategic allegiance and recent favorable legislative trends; our beliefs regarding the outcome of focusing on distributor and installed base management and our ability to fully utilize the value of our net operating loss carryforwards; our plans to leverage our installed base and our distribution capabilities and other factors creating long-term growth opportunities, such as expanded Medicare coverage, the emphasis of pharmaceutical companies and efforts to promote health awareness. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; demand for our current and future products; risks inherent to future sales growth and the research and development process, further regulatory changes and guidelines affecting the healthcare system in the United States; internal operating results; the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor Contact:	Media Contact:
William W. Burke	Jim Byers	Christopher Katis
Chief Financial Officer	Financial Dynamics	Financial Dynamics
Cholestech Corporation	415-439-4504	415-439-4518
510-781-5065	jbyers@fd-us.com	ckatis@fd-us.com
bburke@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	13 Weeks Ended		52 Weeks Ended
	3/26/2004	3/28/2003	3/26/2004	3/28/2003
Revenue	$11,942	$13,480	$52,376	$48,541
Cost of revenue	5,852	5,577	23,180	20,424

Gross profit	6,090	7,903	29,196	28,117

Operating expenses:
Sales & marketing	3,189	3,053	12,654	11,737
Research & development	799	837	3,159	2,722
General & administrative	1,742	1,912	8,153	7,008
Other operating expenses	—	111	8,036	307

Total operating expenses	5,730	5,913	32,002	21,774

Operating income (loss) from continuing operations	360	1,990	(2,806)	6,343
Net interest and other income	7	124	278	438
Provision (benefit) for income taxes:
Current	37	79	(253)	266
Deferred	(10,109)	(4,200)	(10,948)	(4,200)

Total benefit for income taxes	(10,072)	(4,121)	(11,201)	(3,934)
Net income from continuing operations	10,439	6,235	8,673	10,715

Net income (loss) from discontinued operations	5	(190)	34	(5,822)

Net income	$10,444	$6,045	$8,707	$4,893

Net income from continuing operations per share:
Basic	$0.74	$0.46	$0.62	$0.79
Diluted	$0.73	$0.45	$0.61	$0.76
Net income (loss) from discontinued operations per share:
Basic	$0.00	($0.02)	$0.01	($0.43)
Diluted	$0.00	($0.01)	$0.00	($0.41)
Net income per share:
Basic	$0.74	$0.44	$0.63	$0.36
Diluted	$0.73	$0.44	$0.61	$0.35
Shares used to compute net income (loss) per share:
Basic	14,045	13,637	13,922	13,551
Diluted	14,214	13,802	14,235	14,077

Note: Prior period amounts have been adjusted for comparative purposes and to reflect the operations of the WellCheck segment as discontinued operations following its divestiture on December 23, 2002.

RECONCILIATION OF REPORTED AMOUNTS
(in thousands)

	13 Weeks Ended		52 Weeks Ended
	3/26/2004	3/28/2003	3/26/2004	3/28/2003
Operating income (loss) from continuing operations
As reported	$360	$1,990	($2,806)	$6,343
Roche settlement	—	111	7,786	307
Write-off of intangibles	—	—	250	—

	$360	$2,101	$5,230	$6,650

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	3/26/2004	3/28/2003
Cash, cash equivalents, marketable securities and long-term investments	$23,602	$26,081
Total assets	$63,230	$52,012
Long-term debt	—	—
Shareholders’ equity	$57,278	$44,728